Exhibit 99.1
New York: 55 Broadway- Suite 3002 * New York, NY 10006 * Ph: (212) 227-0075 * Fax: (212) 227-5434
For further information, contact:
Hanover Capital Mortgage Holdings, Inc.
John A. Burchett, CEO, Irma N. Tavares, COO, or Harold McElraft, CFO
732/548-0101
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
ANNOUNCES $200 MILLION FINANCING FACILITY
          Edison, New Jersey, June 27, 2006 — Hanover Capital Mortgage Holdings, Inc. (AMEX: HCM) announced that on June 22, 2006 the Company and certain of its subsidiaries entered into a Master Repurchase Agreement with Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main — New York Branch (“DZ”) to finance the purchase of up to $200 million of prime residential mortgage loans. The Agreement has a five year term and provides financing of whole loans at a spread to LIBOR. The Company contemplates utilizing the facility to expand its investments in prime residential mortgage loans and facilitate the expansion of its Subordinate Mortgage Backed Securities collateralized by prime residential mortgage loans.
John Burchett, Hanover’s President and CEO, stated, “We are extremely pleased that the Company has forged this relationship with DZ and entered into this Agreement. The facility will assist Hanover in achieving its goals to substantially grow the REIT portfolio and to increase its investments in prime residential whole mortgage loans.”
Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. HCM invests in mortgage-backed securities and mortgage loans and engages in non-interest income-generating activities through its subsidiary, Hanover Capital Partners 2, Ltd., which operates two separate divisions, Hanover Capital Partners and HanoverTrade. Hanover Capital Partners provides consulting and outsourcing services to the mortgage industry. HanoverTrade provides technology solutions and loan sale advisory services for the mortgage industry. For further information, visit HCM’s Web site at www.hanovercapitalholdings.com.
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. HCM is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, to differ materially from future results, performance or achievements. The forward-looking statements are based on HCM’s current belief, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of HCM’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other securities filings by HCM. HCM’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and HCM undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, subsequent events or circumstances or otherwise, unless otherwise required by law .
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